Exhibit 99.1

Net Savings Announces New Upgrade Membership Packed with In-Store Consumer Value

CLEARWATER BEACH, Fla., March 22, 2011 /PRNewswire/ -- Net Savings Link, Inc. (OTC Bulletin Board CXLT - News), a company in the business of delivering discount cost savings deals to consumers throughout the United States, announced today the introduction of a paid membership program that will save members up to 50% at over 250,000 merchant locations.

The program features newly added discounts from more than 500 national brands as well as local restaurants and retailers in virtually every community in America. Paid members will be able to save in such popular consumer categories as fine and casual dining, shopping, recreation, hotel and travel, golf, ski and more.

 “The introduction of this program represents a major benchmark in the implementation of our stated mission… to constantly offer our members ever greater and broader savings choices and personalized options, from which they can select based upon their own individual spending habits, from any zip code in America, 24/7… all simultaneously.  We differentiate ourselves from typical “Deal of The Day” sites that offer an average of 2 deals per city per day, by offering a choice of millions of discounts every day in every zip code in the U.S.”, said David Saltrelli, President.

Platinum Members will now be able to take advantage of an exclusive Platinum upgrade level of discount offers for only $9.95 per month and enjoy even more substantial discounts on even a broader range of those items that the average family spends most of its money on… from a cup of coffee, to an oil change, to purchasing an automobile… by using their exclusive Net Savings Link Member Card or by simply clicking the savings link online and ordering directly.

We are one step closer to our goal of having every U.S. family think of us before they spend their next dollar…

The company delivers extensive cost savings benefits to the average U.S. family that are designed to save consumers thousands per year on those items on which they are already spending their hard earned money, including groceries, dining out, entertainment, telephone service, debt service, retail shopping, travel, insurance and more. Memberships will be mass marketed in bulk to large organizations, associations, unions, churches, and networks by employing a variety of business to business strategies, each designed to benefit the organization offering the memberships, as well as the organization's network of members, employees or customers, who receive the savings benefits through access to Net Savings Link membership base. As members begin to generate savings benefits from the website, Net Savings Link will simultaneously monetize transactions from shared back end revenues with host organizations, end user membership fees, individual product purchase turnovers, and commissions generated from the vast array of affiliate partners that are digitally connected, who provide substantial discounts to Net Savings Link users.

Statements included in this update that are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements". Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.

Contact:
Net Savings Link, Inc.
David Saltrelli, 727-442-2600
david@netsavingslink.com